Exhibit 10.14

INTEC PHARMA LTD.

EMPLOYMENT AGREEMENT

With Nadav Navon

AGREEMENT entered into as of    between Nadav Navon, residing at 7 Socholovsky Zvi St., Rechovot, Israel (the “Employee”), and Intec Pharma Ltd., an Israeli company with offices located at 10 Hertom St. Har Ha’hozvim, Jerusalem, Israel (the “Company”).

WITNESSETH:

WHEREAS, the Company is in the business of drug delivery gastric retentive platform (the “Business”); and

WHEREAS, the Company desires to employ Employee, and the Employee desires to be employed in the Company as Analytical Lab Manager.

NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1.	Contents of Agreements/Definitions

The preamble and the exhibits to this agreement (the “Agreement”) constitute an integral part hereof and are hereby incorporated by reference.

2.	Employment and Duties

2.1           As of the Effective Date (as defined in Section 3 hereto), the Company employs Employee and Employee accepts employment with the Company as Analytical Lab Manager upon the terms and conditions set forth herein (the “Position”). The Employee shall report regularly to the Company’s VP R&D, and/or to any other officer of the Company, under the Company’s sole discretion. Notwithstanding the above, the Company may change the Employee’s Position as it may deem fit and such action shall not be considered a material adverse change in the Employee’s employment conditions.

2.2           Employee shall devote all necessary time and attention to the Business of the Company and shall perform his duties diligently and promptly for the benefit of the Company.

2.3           Employee shall work five days a week, Sunday to Thursday, unless otherwise required by the Company, upon its sole discretion.

2.4           During his engagement hereunder, Employee shall not, without the prior written consent of the Company, undertake or accept any other paid or unpaid employment or occupation or engage in or be associated with (other than through an investment in a corporation which is financial in its nature and in which Employee holds less than 5% of the outstanding shares), directly or indirectly, any other businesses, duties or pursuits except for de minimis non-commercial or non-business activities.

3.	Term and Termination of Employment

3.1        Employee’s employment under this Agreement shall commence on    6 (the “Effective Date”) and shall end on the earliest of (i) the death or disability (as defined herein) of Employee; (ii) termination by either party.

3.2           Either party may terminate this Agreement without cause, as hereinafter defined, by providing thirty (30) days prior written notice (the “Notice Period”). During the Notice Period Employee shall continue his services unless otherwise instructed, and shall cooperate with the Company and use his best efforts to assist the integration into the Company organization of the person or persons who will assume the Employee’s responsibilities. Notwithstanding the above, during a period of 3 months following the Effective Date (the: “Trail Period”), the Notice Period shall be fourteen (14) days.

3.3           At any time, the Company shall be entitled to immediately terminate Employee’s employment hereunder for ‘cause’ (as set forth in Section 4.1 below) by providing notice thereof to Employee.

4.	Provisions Concerning the Term of Employment

4.1           For the purpose of this Agreement, “cause” shall exist if Employee (i) breaches any of the terms of Sections 2.1, 7, 8, 9 and 10 or; (ii) engages in willful misconduct or acts in bad faith with respect to the Company in connection with and related to the employment hereunder; (iii) is convicted of a felony or is held liable by a court of competent jurisdiction for fraud against the Company; (iv) fails to reasonably comply with the instructions of the Company given to the Employee in good faith and relating to the performance of Employee’s duties under his Position; or (v) is dismissed under the circumstances defined in Section 16 and/or Section 17 of the Severance Pay Law, 1963 (hereinafter: “The Severance Pay Law”); provided that, with respect to clauses (i) and (iv), if Employee has cured any such condition (that is reasonably susceptible to cure) within 10 business days (“Grace Period”) of the advance notice (as defined herein), then “cause” shall be deemed not to exist. For purposes of this Section 4, “advance notice” shall constitute a written notice delivered to Employee that sets forth with particularity the facts and circumstances relied on by the Company as the basis for cause.

4.2           For the purposes of this Agreement “disability” shall mean any physical or mental illness or injury as a result of which Employee remains absent from work for a period of two (2) successive months, or an aggregate of two (2) months in any twelve month period. Disability shall occur upon the end of such two (2) month period.

5.	Compensation

5.1	5.1.1 During the term hereof, and subject to the performance of the services required to be performed hereunder by Employee, the Company shall pay to Employee for all services rendered by Employee under this Agreement, a salary, payable not less often than monthly and in accordance with the Company’s normal and reasonable payroll practices, a monthly gross amount equal to NIS 22,000 (the “Gross Salary”). Notwithstanding the above, during the Trial period, the Gross Salary shall be equal to NIS 20,000.

5.1.2 An amount equal to 10% of the Gross Salary of the Employee, shall be considered as a special compensation for the Employee’s obligation not to compete with the Company, as defined in Section 8 herein (hereinafter: “The Special Compensation”).

5.1.3 The Company will pay the Employee the Gross Salary until the 9th of each month, for the previous month.

5.1.4 In addition, in accordance with the Company’s policy, once a year the parties will conduct a salary review for the Employee, during which the Company shall evaluate the Employee’s performance and shall decide (according to the performance of the Employee and the development of the Company) whether to increase his salary, and, if so, in what amount. Nothing in this clause shall be construed as the Company’s commitment to increase the Employee’s salary at any time.

5.2           Insurance Policy: The Company and the Employee will obtain and maintain an insurance policy for the exclusive benefit of the Employee, as follows: The Company shall continue to insure the Employee under his existing pension fund (the “Keren Pensia”), under which the Company shall contribute 6% of an amount equal to 2 (two) times the average wage in Israel (the “Maximum Amount”) as compensatory payments, and 8.33% of the Maximum Amount in lieu of severance pay (i.e. 6% of the Maximum Amount to the Keren Pensia + an additional 2.33% of the Maximum Amount towards a ‘Kupat Gemel’). The Employee shall contribute in respect of such Keren Pensia a monthly amount equal to five and one half percent (5.5%) of the Maximum Amount.

In addition, the Company shall obtain and maintain a manager’s insurance policy for the exclusive benefit of the Employee in the customary form with respect to which the Company shall be the beneficiary (the “Bituach Menahalim”). The Company shall contribute to such Bituach Menahalim a monthly amount equal to thirteen and one third percent (13.33%) of an amount equal to the difference between the Maximum Amount and the Gross Salary (the “Exceeding Amount”), out of which 8.33% are designated for severance payments and 5% are designated for compensatory payments. The Employee shall contribute in respect of such Bituach Menahalim a monthly amount equal to five percent (5%) of the Exceeding Amount as compensatory payments. The Employee hereby instructs the Company to transfer to the Keren Pusia and the Bituach Menahalim all amounts on account of both the Company’s and Employee’s Contributions in respect of such plans.

5.3           It is hereby agreed that upon termination of employment under this Agreement, the Company shall release to the Employee all amounts accrued in the Keren Pencia and the Bituach Menahalim on account of both the Company’s and Employee’s Contributions. It is hereby agreed that if the Employee is dismissed under the circumstances defined in Section 16 and/or Section 17 of the Severance Pay Law - the Employee shall not be entitled to any Severance Pay.

It is hereby clearly agreed and understood that the amounts accrued in the Keren Pensia and the Bituach Menahalim on account of the Company’s Contribution shall be in lieu and in full and final substitution of any severance pay the Employee shall be or become entitled to under any applicable Israeli law. This section is in accordance with Section 14 of the Severance Pay Law, and the General Approval of the Labor Minister, dated June 30, 1998, issued in accordance to the said Section 14, a copy of which is attached hereby as Appendix A

5.4          In addition, the Company shall obtain Disability Insurance (“Ovdan Kosher Avoda”), which may be included within the Bituach Menahalim, for the exclusive benefit of the Employee and shall contribute therefore an amount not exceeding two and a half percent (2.5%) of each monthly Gross Salary Payment, or such amount required to enable the payment of at least 75% of the Gross Salary.

5.5       The Company and the Employee shall open and maintain a Keren Hishtalmut Fund for the exclusive benefit of the employee (the “Fund”). The Company shall contribute to such Fund an amount equal to seven and a half percent (7.5%) and the Employee shall contribute to such Fund an amount equal to two and a half percent (2.5%) of each monthly Gross Salary payment. The Employee hereby instructs the Company to transfer to the Fund the amount of the Employee’s and the Company’s contribution from each monthly Gross Salary payment.

For the removal of doubt it is hereby clarified, that is the event of termination of Employee’s employment under this Agreement for any reason other than a termination for cause (as defined above) Employee shall be entitled to all sums accumulated in the Fund. In the event of termination for cause (as defined above) Employee shall not be entitled to any of Company’s contributions to the Fund made during this Agreement.

5.6           The Employe will be entitled to use a leased company car (the: “Company Car”), The Company Car type shall be of Reno-Megan (group 2). The Company will cover all the operating expenses of the Company Car (excluding parking expenses and/or fines), and the Employee shall bare any and all taxes applicable to Employee in connection with the Company Car. Payments of the Company Car’s expenses by the Company under this paragraph are in lieu of traveling expenses to and from work as required by the Extension Order.

Employee shall take good care of such Company Car and ensure that the provisions of the insurance Policy and Company’s rules relating to Company Car are strictly, lawfully and carefully observed. Employee is aware that in order to provide Employee with the Company Car the Company shall lease the Company Car from a leasing company, and Employee undertakes to strictly comply with the provisions of the leasing agreement.

Employee shall return Company Car (together with its keys and any other equipment supplied and/or installed therein by Company) to Company’s principal office upon, termination of Employee’s employment with Company. Employee shall have no rights of lien with respect to Company Car and/or any other equipment relating thereto as above mentioned.

5.7           Company shall provide Employee with, and pay for the use of, a cellular phone for Employee’s use in the course of performing Employee’s obligations under Employee’s Position, up to an aggregate amount of NIS 300 per month (the “Cellular Phone”). Employee shall bear any and all taxes applicable to Employee in connection with the Cellular Phone and/or the use thereof. Employee shall return the Cellular Phone to Company’s principal office upon termination of Employee’s employment with Company. Employee shall have no rights of lien with respect to the Cellular Phone.

5.8           Subject to an adoption of an Employee stock option plan by the Company, Employee shall be granted options to purchase shares of the Company. The option shall be subject to the terms of the Company’s Employee Stock Option Plan, and the option agreement to be entered into between the Company and the Employee, following the adoption of an Employee Stock Option Plan by the Company.

5.9	The Agreed Alternative Payment - in Case_of a Claim for Overtime Payments

5.9.1           Employee agrees and acknowledges that due to his position in the Company, the Hours of Work and Rest Law, 1951 (hereinafter: “the Hours of Work and Rest Law”) does not apply on him. Therefore, the Employee shall not be entitled to claim or receive payments or any additional pay for overtime working hours, shifts, or work performed on Saturday or holidays.

5.9.2           The Employee undertakes, by signing this Agreement, that he will not sue, and/or demand, and/or claim that he is entitled to any additional payment to his Monthly Gross Salary due to overtime, above his Monthly Gross Salary which includes all the consideration which the Employee is entitled to receive for overtime.

5.9.3           Therefore, if notwithstanding the agreement of the parties and the Employee’s informed undertaking under this Agreement, it will be decided by a competent court, or any other competent tribunal, either due to Employee’s application or any other source, that the Hours of Work and Rest Law applies to the Employee, and that therefore the Employee is entitled to compensation, or any other additional payments due to overtime – then the parties hereto agree that the salary, which the Employee was entitled to, was 75% (Seventy-five percent) of the Monthly Gross Salary which was paid to the Employee under this Agreement. (hereinafter the “Agreed Alternative Payment”).

5.9.4           The Employee will be obligated to return the Company, on the day of the claim and/or demand which contradicts this Agreement, in which it will be claimed that the Working Hours and Rest Law applies to him, and/or that he was entitled to Overtime Payments – all additional payments that the Employee received from the Company over the Agreed Alternative Payment as defined above (the “Excess Amount”).

5.9.5       Each Excess Amount that the Employee will be obligated to return to the Company as mentioned above - shall bear interest and shall be linked to the Cost of Living Index on the Employee’s pay day – as compared to the Index on the day such amount will be returned to the Company.

5.9.6      The Company shall be entitled to set off such Excess Amounts against all amounts that the Employee shall be entitled to under this Agreement, or under the decision of the Court or of any other competent tribunal as mentioned above, which shall not derogate from any other right of the Company to receive from the Employee the rest of the amounts it is entitled to.

6.	Taxation

6.1           To the extent applicable, the Company may deduct from the compensation payable to Employee under this Agreement any and all taxes and charges (including health tax) applicable to Employee as may now be in effect or which may hereafter be enacted or required by law, and make the appropriate payments on behalf of Employee to the income tax authorities, the Institute of National Insurance and any other relevant authority. Employee shall respectively pay all taxes and payments as required or shall be required by any applicable law. Employee shall notify the Company of any change in Employee’s place of residence or status, which may affect Employee’s tax liability anywhere in the world.

6.2          The Employee acknowledges that some of the benefits granted to Employee under this Agreement may be treated by the authorities as additional compensation to Employee, and therefore Employee agrees that, in such event Employee shall pay all taxes, national insurance contributions, and other payments required to be paid to the authorities in connection therewith

7.	Secrecy and Nondisclosure

7.1           The Employee shall treat as secret and confidential all of the processes, methods, formulas, procedures, techniques, software, designs, data, drawings and other information which are not of public knowledge or record pertaining to the Company’s Business (existing, potential and future), including without limitation, all business information relating to customers and suppliers and products of which the Employee becomes aware during and as a result of his employment or association with the Company, and Employee shall not disclose, use, publish, or in any other manner reveal, directly or indirectly, at any time during or after the term of this Agreement, any such processes, methods, formulas, procedures, techniques, software, designs, data, drawings and other information pertaining to the Company’s existing or future Business or products The Employee may disclose or use such information, if at all, only with the prior express written consent of the Company.

7.2           The Employee hereby undertakes to return, upon request, to the Company, all written materials, records, documents, computer software and/or hardware or any other material which belongs to the Company and that might be in his possession, and if requested by the Company to do so, will execute a written statement confirming compliance with the above said.

7.3           The Employee acknowledges that all of the secrets, information, or documents aforementioned in Sub-Sections 7.1 and 7.2 above, are essential commercial and proprietary information of the Company which is not public information and cannot easily be discovered by others, whose confidentiality provides the Company a commercial advantage over its competitors, and the Company is taking reasonable measures to safeguard its confidentiality.

7.4          The Employee’s undertakings pursuant to this clause shall remain in force after the termination of Employee’s employment under this Agreement.

8.	Non - Competition

8.1          Employee agrees that during the term of this Agreement and for a period of one (1) year after he ceases to be employed by the Company he will not, directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer. shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which Employee holds less than 5% of the outstanding shares) and without the prior written consent of the Company, interest himself in or engage in any business or enterprise, anywhere in the world, that directly competes with the Business of the Company, that exists now or in the future or is based on similar technology to the technology that was developed by the Company.

8.2          Employee agrees that during a period of six months from termination of this Agreement, he shall not employ directly or indirectly any individual employed by the Company during the six-month period, which preceded such date of termination.

8.3          Employee acknowledges that the restricted period of time and geographical area specified under Sections 8.1 and 8.2 hereof are reasonable, in view of the nature of the business in which the Company is engaged and Employee’s knowledge of the Business.

8.4         Notwithstanding anything contained in Section 8.3 to the contrary, if the period of time or the geographical area specified under Sections 8.1 or 8.2 hereof should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement maybe enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding.

8.5          If the Employee shall breach any of his obligations under this Section 8 - The Employee will be obligated to return the Company, immediately, the Special Compensation, as defined above. Such Special Compensation thus returned to the Company:

8.5.1          Shall bear interest, and shall be linked to the Cost of Living Index on the Employee’s pay day– as compared to the Index on the day such amount will be returned to the Company.

8.5.2          Shall not derogate from any other right of the Company to receive from the Employee the rest of the amount it is entitled to.

8.6          The Employee declares and acknowledges that:

8.6.1          His obligations of protecting the confidentiality and non-competition provisions included in this Agreement are fair, reasonable, and proportional, especially in light of the special compensation he receives under this Agreement which is designed to protect the Company’s secrets and its confidential information, which constitute the essence of its protected business and commercial advantage in which significant capital investments were made.

8.62         Breach of an obligation under this Section - shall contradict the nature of the special trust and relationship of loyalty between the parties, the fair and proper business practices, the duty of good faith and fairness between the parties, shall harm the Company, and shall constitute a material breach of this Agreement and the trade secrets, confidential connections, confidential information, and other privileged interests of the Company.

8.6.3          The Employee declares that his obligations under this section, which are reasonable and proportional - do not prevent the employee from developing his general knowledge and professional expertise in the area of his business, with regard to those who are not customers and employees of the Company and without usurping its trade secrets.

9.         Development Rights

The Employee agrees and declares that, all proprietary information including but not limited to copyrights, trade secrets and know-how, patents and other rights in connection therewith developed by or with the contribution of Employee’s efforts during his employment by the Company shall be the sole property of the Company, and the Employee shall execute all documents necessary to assign any patents to the Company and otherwise transfer such proprietary rights to the Company. In Addition, Employee agrees to be bound by the terms and conditions of the Intellectual Property assignment of rights stated in Appendix B hereto, incorporated by reference as part of this Agreement.

10.         Employee Representations and Acknowledgments

The Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or breach of any agreement or other instrument to which he is a party or by which he is bound, including without limitation, any confidentiality or non-competition agreement, (ii) do not require the consent of any person or entity, and (iii) shall not utilize during the term of his employment any proprietary information of any third party, including prior employers of the Employee.

11.         Vacation, Illness, Dmey Havra’ah

11.1         Employee shall be entitled to such number of paid vacation days during each year of his employment, as provided by Israeli Labor Law.

11.2         Employee shall be entitled to such number of working days of paid illness vacation during each year of his employment, as provided by Israeli Labor Law, or more, in accordance with Company Policy.

11.3         The employee shall be entitled to “Dmey Havra’ah”in accordance with any applicable law.

12.         Benefit

Except as otherwise herein expressly Provided, this Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any subsidiary or affiliated entity and shall inure to the benefit of, and be binding upon, Employee, his heirs, executors, administrators and legal representatives, Notwithstanding the foregoing, the obligations of Employee hereunder shall not be assignable or delegable.

13.         Entire Agreement

This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

14.         Notices

All notices, requests and other communications to any party hereunder shall be given or made in writing and telecopied, mailed (by registered or certified mail) or delivered by hand to the respective party at the address set forth in the caption of this Agreement or to such other address (or telecopier number) as such party may hereafter specify for the purpose of notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified herein and the appropriate answerback is received or (ii) if given by any other means, when delivered at the address specified herein.

15.         Affiliated Companies

For the purpose of Sections 7 and 8 above, the term “Company” shall include also the Company’s Parent company, Company’s subsidiary or any company controlled or owned by the Company’s parent company.

16.	Applicable Law

16 .1         This Agreement shall not derogate from any Applicable Law, Extension Order, or Collective Agreement.

16.2         This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Israel without giving effect to principles of conflicts of law and the courts of Israel, District of Tel Aviv, shall have exclusive jurisdiction over the parties hereto and subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appearing above.

/s/ Efi Cohen Arazi	/s/ Nadav Navon
INTEC PHARMA LTD.	EMPLOYEE

APPENDIX A

General Approval (Combined Version) Regarding Employers’ Contributions to

Pension Funds and Insurance Funds in lieu of Severance Pay

Under the Severance Pay Law, 5723-1963

[Updated as of February 28, 2001]

By virtue of my power under Section 14 of the Severance Pay Law, 5723-19631 (the “Law”), I hereby confirm, that contributions made by an employer for his employee, commencing as of the date of publication of this approval, to a comprehensive pension in a provident fund for annuity that is not an insurance fund within the meaning of such term in the Income Tax Regulations (Rules for the Approval and Management of Provident Funds), 5724-19642 (a “Pension Fund”) or to a managers’ insurance that includes the possibility of an annuity or a combination of payments to an annuity plan and to a non-annuity plan within such insurance fund (an “Insurance Fund), including combined contributions made by the employer to a Pension Fund and to an Insurance Fund, whether or not the Insurance Fund includes an annuity plan (the “Employer's Contributions”), shall be payable in lieu of severance pay due to such employee in respect of the salary from which such contributions were made and the period they were made for (the “Exempt Salary”); provided, however, that all of the following conditions have been fulfilled:

(1)	The Employer's Contributions -

(a)	To the Pension Fund, are at a rate of no less than 14 1/3% of the Exempt Salary, or 12% of the Exempt Salary, if in addition thereto, the employer makes supplementary severance pay contributions for his employee to a provident fund for severance pay or to an Insurance Fund in the employee's name, at a rate of 2 1/3% of the Exempt Salary. In the event that the employer has not contributed such 2 1/3% in addition to said 12%, his contributions shall only replace 72% of the employee's severance pay;

(b)	To the Insurance Fund are at a rate of no less than one of the following:

(1)	13 1/3% of the Exempt Salary, if in addition thereto, the employer makes contributions for his employee for securing monthly income in the event of disability to a plan approved by the Commissioner of the Capital Market, Insurance and Savings at the Ministry of Finance, at the rate required to secure at least 75% of the Exempt Salary or a rate of 2 1/2% of the Exempt Salary, whichever is lower (“Disability Insurance Contributions”); or

[1]	Statues 5723, p. 136.
[2]	Regulations 5724, p. 1302.

(2)	11% of the Exempt Salary, if the employer also made Disability Insurance Contributions, and in such case the Employer's Contributions shall only replace 72% of the Employee's severance pay; In the event that the employer has made, in addition to the foregoing, supplementary severance pay contributions to a provident fund for severance pay or to an Insurance Fund in the employee's name at a rate of 2 1/3% of the Exempt Salary, the Employer's Contributions shall replace 100% of the employee's severance pay.

(2)	By no later than three months of the commencement date of the Employer's Contributions, a written agreement is executed between the employer and the employee that includes:

(a)	The employee’s consent to the arrangement pursuant to this approval in a form specifying the Employer's Contributions, and the Pension Fund and Insurance Fund, as applicable; such agreement shall also include the form of this approval;

(b)[3]	The employer’s advance waiver of any right he may have to a refund of monies from his contributions, unless the employee’s right to severance pay has been revoked by virtue of Sections 16 or 17 of the Law, and to the extent so revoked, or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an Entitling Event; in such regard "Entitling Event" means death, disability or retirement at or after the age of 60 or more

(c)	This approval shall not derogate from the employee's right to severance pay under any law, collective agreement, expansion order or employment contract, in respect of salary over and above the Exempt Salary.

Eliyahu Yishai

Minister of Labor and Social
Affairs

Signature of employee:

[signature]

Date:	Signature:	/s/ Nadav Navon

[3]	Amendment: Official Gazette 4803, 5760 (September 19, 1999).

APPENDIX B

Intellectual Property assignments of rights

1.         For purposes of this Appendix, the following definitions shall apply:

“Inventions” shall mean:

A.          All inventions, improvements, modifications, and enhancements whether or not patentable, made by the Employee during or in the course of employment, or which relate, directly or indirectly to the business of the Company, or which were made using the Company’ equipment, and

B.          All inventions, improvements, modifications and enhancements made by the Employee, during a period of twelve (12) months (or such lesser maximum period permitted by law) after any termination of the Employee’s employment, which relate, directly or indirectly, to the business of the Company at the time they were so made.

“Work Product” shall mean all documentation, software, hardware, firmware, creative works, artworks, know-how and information created, in whole or in part, by the Employee during the Employee’s employment by the Company, whether or not copyrightable or otherwise protectable, excluding Inventions.

“Trade Secrets” shall mean “Commercial Secrets” as defined in the Law of Commercial Wrongs, 1999, and all documentation, software, hardware, firmware, customer lists, know-how and other information of any kind or nature relating to the past, present or future business of the Company or any plans therefor, or relating to the past, present or future business of a third party or plans therefor (including but not limited to any items and information in any form determined by law as trade secrets) that are disclosed to the Employee, which the Company does not disclose to third parties without restrictions on use or further disclosure.

2.         Without derogating from any other provision of the law:

A.          The Employee shall promptly disclose to the Company all Inventions and keep accurate records relating to the conception and reduction to practice of all Inventions. Such records shall be the sole and exclusive property of the Company, and the Employee shall surrender possession of such records to the Company upon any termination of the Employee’s relationship with the Company.

B.          The Employee hereby assigns to the Company, without additional consideration to the Employee, the entire right, title and interest in and to the Inventions and Work Product and in and to all proprietary and any and all intellectual property rights therein or based thereon. The Employee shall execute all such assignments, oaths, declarations and other documents as may be prepared by the Company to effect the foregoing.

C.          During the term of this Agreement, and thereafter, the Employee shall provide the Company with all information, documentation, and assistance the Company may reasonably request to perfect, enforce, or defend its proprietary rights in or based on the Inventions, Work Product and/or Trade Secrets. The Company, in its sole discretion, shall determine the extent of the proprietary rights, if any, to be protected in or based on the Inventions and/or Work Product. All such information, documentation, and assistance shall be provided to the Company by the Employee at no additional expense to the Company, except for out-of-pocket expenses which the Employee incurred at the Company’s request.

D.          During the term of this Agreement, and thereafter, the Employee shall treat Inventions and Work Product as Confidential Information under this Agreement and shall not disclose them to others without the prior written permission of the Company, or use such Inventions and/or Work Product for any purpose, other than for the performance of services for the Company.

3.         Remedies.         The Employee acknowledges that a breach of the covenants contained in this Agreement and this Appendix B would result in substantial injury and damage to the Company for which there is no adequate remedy at law. Therefore, in the event of an actual or threatened breach of such covenants by the Employee, the Company shall be entitled, in addition to all other rights, remedies and damages that may be available to the Company at law or in equity, to a preliminary restraining order and an injunction, or any other available equitable remedy, to restrain the violation or attempted violation of this Agreement by the Employee or by any other person or entity acting for his benefit or on his behalf. In the event there is any action to enforce the terms of such restrictive covenants, the prevailing party, in addition to any other remedy, shall be entitled to recover reasonable attorney’s fees and all other reasonable costs associated with any such action both on the trial and appellate level and in any creditor’s proceedings. In the event that a court of competent jurisdiction determines by final non-appealable judgment that the scope, time period, or geographical limitations of any of the restrictive covenants specifically set forth herein are too broad to be capable of enforcement, said court is authorized, and the parties hereto stipulate that such court shall, modify said restrictive covenants and enforce such provisions as to scope, time, and geographical areas as the court deems equitable, just and appropriate considering the intent of the parties hereto.

Translated from Hebrew

Annex to Employment Agreement

Entered into and signed in Jerusalem on May 29, 2011

Between:	Intec Pharma Ltd., Company 513022780
of 12 Hartom Street, Jerusalem
(the "Company")
of the first part;

And:	Nadav Navon
of 7 Sochovolsky Street, Rehovot
(the "Employee")
of the second part;

Whereas	the Employee serves as the Company’s R&D Manager under an employment agreement dated January 15, 2006, which is attached hereto, with the annexes thereto, as Annex A (the “Agreement”); and

Whereas	the parties’ intention in respect of this document is to amend the terms and conditions of the Agreement as specified below;

Wherefore the parties have represented, stipulated and agreed as follows:

1.	The preamble to this annex and the annexes hereto constitute an integral part hereof.

2.	All of the rights and obligations specified in the Agreement shall continue to remain in force and effect and all of the terms and conditions of the Agreement shall continue to apply between the parties, other than if and insofar as expressly modified in this annex to the Agreement.

3.	The following vesting conditions, shall apply, subject to receipt of the approvals required under any law, to the options granted to the Employee on October 13, 2010,:

a)	In events in which the Company is sold to a third party and/or control is transferred from the present shareholders of the Company to a third party and/or its main assets are sold to a third party and/or the Company’s business is merged with another company (including a “reverse acquisition” in which the shareholders of the Company hold the majority of shares of the merged company) and/or a license is granted in respect of all of the Company’s assets or its main assets and/or transactions the nature of which is like the transactions specified above (the “Acquisition Event”), then – the vesting dates will be accelerated such that the Employee may exercise, immediately and upon occurrence of the Acquisition Event, all of the options allotted to him, even if such options shall not have vested yet under the terms of the Agreement.

b)	Insofar as the Employee is dismissed for a reason that is not included in Section 4.1 of the Agreement, the vesting dates of a relative part of the options allotted to him will be accelerated, even if the same have not yet vested. The relative part will be calculated as the ratio between the number of days between the granting date and the dismissal date and the time between the granting date and the original vesting date.

4.	In addition to the salary specified in the Agreement, the Employee shall be entitled to receive a bonus from the Company, in respect of engagement in a Commercialization Agreement, subject to the following conditions:

a.	The Employee is employed by the Company on the date of signing of the Commercialization Agreement and on the date of performance thereof, as defined hereunder.

b.	The Company signs a Commercialization Agreement with a third party in respect of at least one of its products.

In this annex, a “Commercialization Agreement” is an agreement, engagement in which shall have been lawfully approved by the appropriate organs of the Company under any law, and for the signing and consummation of which the Company receives monetary compensation, the net aggregate sum of which, during the Employee’s term of employment with the Company, shall be no lesser than U.S. $10,000,000 (ten million U.S. dollars).

c.	The bonus rate shall be 1.5% of the consideration actually received by the Company up to an aggregate amount received by the Company of U.S. $66.7 million.

It is clarified that the Employee shall not be entitled to an additional bonus in respect of amounts exceeding U.S. $66.7 million which are paid, if and insofar as they are paid, to the Company.

The aforesaid relative rate shall be paid to the Employee on a current basis within 60 days of the date of actual receipt of the amounts by the Company.

d.	For the avoidance of doubt, insofar as the Employee discontinues his employment with the Company for any reason whatsoever, the Company shall not be obligated to pay any part of the bonus in respect of payments received subsequently to the termination of the Employee’s employment with the Company.

e.	The Employee shall exclusively bear payment of any tax deriving from receipt of the bonus under applicable law. Payment of such tax shall be withheld by the Company, unless the Employee provides a certificate of exemption from tax withholding.

f.	The amount of the bonus, its rate, the manner in which it is determined and the payment date thereof shall be exclusively determined by the Company, as per its sole and absolute discretion.

g.	The Employee agrees that any claim, suit or demand stemming from the bonus or bonuses described above shall be examined, insofar as the Company consents to such examination request, by a certified accountant, who shall be appointed by the Company per the Company’s sole and absolute discretion, and the results of his examination shall be final and conclusive. The Employee shall bear the full fee of the accountant, if the examination is conducted as per his request.

In witness whereof the parties have hereunto set their hands

/s/ Giora Carni	/s/ Nadav Navon
Intec Pharma Ltd.	Nadav Navon

Translated from Hebrew

Addendum to Employment Agreement

Entered into and signed in Jerusalem on March __, 2012

Between:	Intec Pharma Ltd., Company 513022780
of 12 Hartom Street, Jerusalem
(the "Company")
of the first part;

And:	Nadav Navon 24009011, I.D. 022152177
of 7 Sochovolsky Street, Rehovot
(the "Employee")
of the second part;

Whereas	the Employee serves as manager of the R&D Department under an employment agreement dated January 15, 2006, which is attached hereto, the annexes thereto, as Annex A (the “Agreement”); and

Whereas	the parties intend for all of the rights granted to the Employee under the Agreement to remain in force and effect and for all of the terms and conditions of the Agreement to continue to apply between the parties, other than if and insofar as expressly modified in this annex;

Wherefore the parties have represented, stipulated and agreed as follows:

1.	The preamble to this addendum and the annexes hereto constitute an integral part hereof.

2.	The monthly salary of the VP R&D shall be updated to NIS 37,000 per month as of March 1, 2012.

3.	Section 7.4 of the Agreement shall be replaced with the following language:

“Each party may terminate this agreement at any time by a written prior notice of 90 days to the other party”.

4.	All of the other provisions of the Agreement shall remain in force and effect.

In witness whereof the parties have hereunto set their hands

/s/ Giora Carni	/s/ Nadav Navon
Intec Pharma Ltd.	Nadav Navon

Translated from Hebrew

Amendment to Agreement

Entered into and signed in Jerusalem on October 21, 2013

Between:	Intec Pharma Ltd., Company 513022780
of 12 Hartom Street, Jerusalem
(the "Company")
of the first part;

And:	Nadav Navon, I.D. 24009011
of 20 Eliezer Ben Yehuda Street, Rehovot
("VP R&D & Operations")
of the second part;

Whereas	Mr. Nadav Navon serves as the Company’s VP R&D & Operations under an employment agreement dated March 28, 2012, which is an update of the previous employment agreement (the “March 2012 Update”) of May 29, 2011 (the “May 2011 Update”), which is an update of his previous employment agreement with the Company dated January 15, 2006 (the “January 2006 Agreement”); and

Whereas	the parties intend to amend the January 2006 Agreement and the May 2011 Update and the March 2012 Update, as approved by the Company’s compensation committee and board of directors, all as specified in this amendment to the agreement and subject to approval by the Company’s shareholders;

Wherefore the parties have represented, stipulated and agreed as follows:

1.	General

1.1.	The preamble to this amendment to the agreement and the annexes hereto constitute an integral part hereof.

1.2.	The headings in this amendment to the agreement are added solely for the sake of convenience and no use shall be made thereof for interpretation purposes.

2.	Salary and Social Benefits

Update of gross monthly salary: the monthly salary shall increase and amount to NIS 44,000.

3.	Cash Bonus

The cash bonus of $1,000,000, to which the VP R&D & Operations would be entitled due to the execution of a material agreement, is cancelled.

4.	Options

(1)	The VP R&D & Operations will be allotted 500,000 options for the purchase of 500,000 Company shares of par value NIS 0.0.1 each, against an exercise price equal to the average of the share’s closing prices in the 30-day period preceding the board of directors’ resolution. Options that shall vest over time shall become exercisable according to the terms and conditions of the Option Plan. Options that shall vest over time shall be effective for a period of up to 72 calendar months as of the granting date thereof. Options that shall vest over time shall expire at the end of 90 days as of the date of termination of employment of the VP R&D & Operations, and shall be deemed null and void and non-exercisable, if, by such time, entitlement to exercise the same shall not have arisen and the same shall not have been exercised by the VP R&D & Operations;

(2)	The VP R&D & Operations will be allotted, on a one-time basis, 2,860,000 contingent options for the purchase of 2,860,000 Company shares of par value NIS 0.0.1 each, against an exercise price equal to the average of the share’s closing prices in the 30-day period preceding the board of directors’ resolution on the allotment (the “Contingent Options”). The Contingent Options are in keeping with the provisions of the Company’s Option Plan for Employees, Officers, Directors and Consultants of 2005. The Contingent Options shall fully vest and be available for exercise immediately after a Material Agreement becomes effective.

For this purpose, a “Material Agreement” shall mean an agreement satisfying the following cumulative conditions: (a) an agreement shall have been signed with a company or an entity, (b) in a transaction with the Company (or with another entity designated by the Company for the purpose of such engagement) in connection with the Company’s core business, (c) the agreement shall have been approved by a majority of the votes of the Company’s board of directors as a material agreement for the Company, and (d) the agreement significantly increases the Company’s value for a reasonable duration of time.

The Contingent Options shall remain in force and effect for a period of up to 72 calendar months as of the granting date thereof. The Contingent Options shall expire at the end of 90 days as of the date of termination of employment of the VP R&D & Operations, and shall be deemed null and void and non-exercisable, if, by such time, entitlement to exercise the same shall not have arisen and the same shall not have been exercised by the VP R&D & Operations.

5.	Termination of engagement

The Company and the VP R&D & Operations may terminate the employment agreement by a written prior notice of 3 months.

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6.	Miscellaneous

6.1.	All of the terms and conditions of the January 2006 Agreement and the May 2011 Update and the March 2012 Update, unless specifically amended in this amendment to the agreement, shall remain in force and effect and shall bind the parties.

6.2.	This amendment to the agreement shall be deemed, for all intents and purposes, as an integral part of the January 2006 Agreement and the May 2011 Update and the March 2012 Update, and they shall constitute the full agreement of the parties to the agreement in respect of the subject-matter at hand, which prevails over any and all previous agreements and undertakings, both written and oral, between the parties to the agreement in respect of the subject-matter at hand.

In witness whereof the parties have hereunto set their hands

/s/ Giora Carni	/s/ Nadav Navon
Intec Pharma Ltd.	Nadav Navon

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